Exhibit 10.5

Execution Version

SUPPORT AGREEMENT

This Support Agreement is dated June 1, 2008 among Environmental Power Corporation (“EPC”), Microgy Grand Island, LLC (the “Company”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”) under the Trust Indenture dated as of June 1, 2008 (the “Indenture”) with The City of Grand Island, Nebraska (the “Issuer”). Capitalized terms not defined herein shall have the same meaning ascribed to them in the Indenture.

WHEREAS, the Company is a wholly-owned subsidiary of EPC; and

WHEREAS, the Company is engaged in the construction, development and operation of facilities (the “Facility”) consisting of an anaerobic digester system used to extract combustible biogas from organic waste streams produced by the beef processing operations of JBS Swift & Company; and

WHEREAS, the Company is the obligor with respect to $7,000,000 The City of Grand Island, Nebraska Solid Waste Disposal Facilities Revenue Bonds (Microgy Grand Island, LLC Project) Series 2008 (the “Bonds”) issued under the Indenture; and

WHEREAS, the proceeds of the Bonds are held by the Trustee to be applied to the costs of construction of the Facility, and that portion of the Facility being funded with the proceeds of the Bonds shall be known as the “Project”; and

WHEREAS, to induce the purchasers of the Bonds and all who may become holders of the Bonds to purchase and hold the Bonds, EPC has agreed to enter into this Agreement;

NOW, THEREFORE, in consideration of the agreements contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Funding. EPC will advance funds, as equity contributions or as subordinated debt, to the Company from time to time as may be required to fully pay all costs of construction of the Facility, as well as to fund operating costs of the Facility incurred prior to the Date of Completion of the Facility, to the extent that funds are not available therefor under the Construction Fund established pursuant to the Indenture or otherwise available from the Company.

2. Determination of Date of Completion. The Date of Completion of the Facility will be established by a certificate of R.W. Beck, Inc. as independent engineer, or such other firm as may at the time be acting as independent engineer under the Indenture, delivered at the request of the Company to the Trustee as the “Completion Certificate” delivered under the Indenture.

3. Termination of Biogas Agreement. In the event that (a) Swift terminates the Biogas Agreement pursuant to Section 8.5 thereof, (b) the Company elects not to continue operation of the Facility, as evidenced by its termination of the Site Lease, and (c) the Company has insufficient funds on hand to fund the redemption of the full principal amount of the Bonds then outstanding, after applying to such redemption all funds then held by the Trustee in the Construction Fund, the Debt Service Reserve Fund and the Maintenance Fund, and all amounts realized from the sale of the Company’s assets, then, and only then, EPC shall fund the amount of any such shortfall, up to a maximum of $1,300,000. EPC’s obligations pursuant to this Section 3 shall terminate at such time as at least $1,300,000 of the aggregate original principal amount of the Bonds has been repaid or redeemed in the ordinary course of the Bond financing.

4. Subordination of Payments. The parties hereto agree that to the extent funds advanced by EPC pursuant to Sections 1 and 3 hereof are evidenced by debt instruments (“EPC Loans”), the repayment of all amounts due to EPC in respect of such EPC Loans (collectively, the “Subordinated Debt”) are and will be subordinate, to the extent and in the manner hereinafter set forth, to payments by the Company under the Lease Agreement between the Company and the Issuer dated as of June 1, 2008 related to the Bonds and to payments by the Company under the Guaranty Agreement dated as of June 1, 2008 among the Company and Wells Fargo Bank, National Association, as Trustee (the “Guaranty”).

5. In Furtherance of Subordination. EPC agrees that all payments or distributions upon or with respect to the Subordinated Debt which are received by EPC contrary to the provisions of this Agreement shall be received in trust for the benefit of the holders of the Bonds, shall be segregated from other funds and property held by EPC and shall be forthwith paid over to the Trustee for application in accordance with the Indenture.

6. Rights of Subrogation. EPC agrees that no payment or distribution pursuant to the provisions of this Agreement shall entitle EPC to exercise any right of subrogation in respect thereof until the Bonds shall have been paid in full.

7. Agreement in Respect of Subordinated Debt. EPC will not sell, assign, pledge, encumber or otherwise dispose of any of the Subordinated Debt unless in each case the assignee acknowledges in writing that such assigned Subordinated Debt is subject to the provisions of this Agreement.

8. Further Assurances. Each of the parties will, at their own expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary or desirable or that the Trustee may reasonably request in order the protect any right or interest granted or purported to be granted hereby or to enable the Trustee to exercise and enforce its rights and remedies hereunder.

9. Governing Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of Nebraska.

10. Notices. All notices, requests and other communications to any party under this Agreement shall be mailed, sent or delivered at its address specified below or to such other address as it may hereafter designate by notice to the other parties hereto.

Environmental Power Corporation 120 White Plains Road Suite 610 Tarrytown, NY 10591-5546	Microgy Grand Island, LLC 120 White Plains Road Suite 610 Tarrytown, NY 10591-5546

Wells Fargo Bank, National Association 4 Penn Center, Suite 810 1600 JFK Boulevard Philadelphia, Pennsylvania 19103

11. Severability. Any provision of this Agreement that shall be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

12. Amendment. Neither this Agreement nor any of the terms hereof may be amended, changed or modified except by an instrument in writing signed by each of the parties hereto; provided, however, that no amendment, change or modification shall be made to this Agreement without the prior consent of Majority Holders (as defined in the Indenture).

13. Trustee and Issuer as Beneficiary. The parties agree that the Trustee and the Issuer are express beneficiaries of this Agreement and, during the continuation of a Default under the Indenture, the Trustee shall have the right to demand and receive payments hereunder for application in accordance with this Agreement.

IN WITNESS WHEREOF, the parties have executed and delivered this Support Agreement as of the date first written above.

ENVIRONMENTAL POWER CORPORATION

By:	/s/ Michael E. Thomas
Name:	Michael E. Thomas
Title:	Senior Vice President, Chief Financial Officer and Treasurer

MICROGY GRAND ISLAND, LLC

By:	/s/ Michael E. Thomas
Name:	Michael E. Thomas
Title:	Vice President and Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Marvin Kierstead
Name:	Marvin Kierstead
Title:	Vice President

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